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                                                                      Exhibit 21


                                  Subsidiaries
                                  ------------

     Each subsidiary is wholly-owned by GiftCertificates.com, Inc.

     Giftpoint.com, Inc., (DE)

     GiftSpot.com, Inc. (DE)

     J.P.L. and Associates Japan Ltd. (Japan)

     Jonas P. Lee Communications Ltd. (Japan)

     Jonas P. Lee and Partners Ltd. (Japan)


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     Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.